                                  EXHIBIT 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Warwick Community Bancorp, Inc.:

We consent to the incorporation by reference in the Form S-4 of Provident Bancorp, Inc. of our report dated February 27, 2004, except for the paragraph in note 7, which is as of March 11, 2004, with respect to the consolidated statements of financial condition of Warwick Community Bancorp, Inc. and subsidairies as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years then ended. Our report appears in the Annual Report on Form 10-K of Warwick Community Bancorp, Inc. for the year ended December 31, 2003. We also consent to the reference to our firm under the heading "Experts" in the joint proxy statement-prospectus.

The 2001 consolidated financial statements of Warwick Community Bancorp, Inc. and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002.


                                                /s/ KPMG LLP

Short Hills, New Jersey
June 23, 2004